UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 2, 2013
Sigma-Aldrich Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-08135	43-1050617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3050 Spruce Street, St. Louis, Missouri 63103
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: (314) 771-5765
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
Amendment to Credit Facility
On December 2, 2013, Sigma-Aldrich Corporation (the “Company”) entered into Amendment No. 1, dated as of December 2, 2013 (“Amendment No. 1”), to its $600 million revolving Credit Agreement dated as of May 10, 2012 (the “Credit Agreement”) with certain lenders (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders. The sole purpose of Amendment No. 1 is to extend the termination date of the Credit Agreement from May 10, 2017 to May 10, 2018. All other terms and conditions of the Credit Agreement remain in full force and effect. For a summary of the other material terms of the Credit Agreement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2012. As of December 2, 2013, the Company had no outstanding borrowings under the Credit Agreement.
Certain of the Lenders party to the Credit Agreement and Amendment No. 1, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.
The foregoing descriptions of the Credit Agreement and Amendment No. 1 are qualified in their entirety by reference to the full text of the Credit Agreement, which was previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, and the full text of Amendment No. 1, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2013.

Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA-ALDRICH CORPORATION

Date: December 2, 2013	By:	/s/ George L. Miller
George L. Miller Senior Vice President, General Counsel and Secretary